Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each undersigned director and/or officer (each, a “Signatory”) of ArQule, Inc., a corporation organized under the laws of the state of Delaware (the “Corporation”), hereby constitutes and appoints Stephen A. Hill and J. David Jacobs (each, an “Agent,” and collectively, “Agents”) or any of them, his true and lawful attorney-in-fact and agent for and in his name, place and stead, in any and all capacities, to sign execute and affix his or her seal to and file with the Securities and Exchange Commission (or any other governmental or regulatory authority) this Registration Statement on Form S-3 or any other appropriate form and all amendments or supplements (including post-effective amendments) thereto with all exhibits and any and all documents required to be filed therewith or with respect thereto, relating to this Registration Statement. Each Signatory further grants to the Agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, in the judgment of such Agent, to be done in connection with any such signing and filing, as full to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said Agents, or any of them, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which constitute but one and the same instrument.

Signature	Date

/s/ Stephen A. Hill Stephen A. Hill	October 6, 2003

/s/ Ariel Elia Ariel Elia	October 7, 2003

/s/ Laura Avakian Laura Avakian	October 6, 2003

/s/ Timothy C. Barabe Timothy C. Barabe	October 7, 2003

/s/ Werner Cautreels Werner Cautreels	October 6, 2003

/s/ Tuan Ha-Ngoc Tuan Ha-Ngoc	October 7, 2003

/s/ Michael Rosenblatt Michael Rosenblatt	October 8, 2003

/s/ Patrick J. Zenner Patrick J. Zenner	October 7, 2003